Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Home BancShares, Inc.

Conway, Arkansas

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Home BancShares, Inc. (the Company) on Form S-4 (File No. 333-214957) of our report dated February 26, 2016, on our audits of the consolidated financial statements and financial statement schedules of Home BancShares, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 26, 2016, on our audit of the internal control over financial reporting of Home BancShares, Inc. as of December 31, 2015, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Little Rock, Arkansas

January 4, 2017